Exhibit 99.6

GENERAL MONITORS TRANSNATIONAL, LLC

AND SUBSIDIARIES

(A Limited Liability Company)

CONSOLIDATED FINANCIAL REPORT

(Unaudited)

September 30, 2010

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands)

Unaudited

	Nine Months Ended September 30
	2010	2009
Net sales and service revenue	$22,087	$23,311
Other income	538	505

	22,625	23,816

Costs and expenses
Cost of products sold	4,675	6,665
Selling, general and administrative	8,810	8,118
Research and development	3,425	3,858
Interest	29	70
Currency exchange gains	(26)	(7)

	16,913	18,704

Income before income taxes	5,712	5,112
Provision for income taxes	229	175

Net income	5,483	4,937
Net income attributable to noncontrolling interests	(411)	(426)

Net income attributable to General Monitors Transnational, LLC	5,072	4,511

See notes to condensed financial statements.

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

Unaudited

	September 30 2010	December 31 2009
Assets
Current assets
Cash and cash equivalents	$6,249	$6,478
Accounts receivable	3,066	2,584
Inventories	1,200	852
Prepaid expenses and other current assets	63	182

Total current assets	10,578	10,096

Property, less accumulated depreciation of $2,113 and $1,632	8,895	8,989
Deferred tax assets	39	39
Goodwill	2,906	2,906
Other noncurrent assets	5,056	4,136

Total assets	27,474	26,166

Liabilities
Current liabilities
Current portion of long-term debt	$630	$630
Accounts payable	703	361
Accrued expenses and other current liabilities	1,546	2,607
Income taxes payable	136	55

Total current liabilities	3,015	3,653

Long-term debt	525	998

Total liabilities	3,540	4,651

Members’ Equity
Common stock	96	96
Members’ contributions	10,300	10,300
Note receivable from member	(116)	(185)
Accumulated other comprehensive (loss) income	(70)	14
Retained earnings	12,042	9,732

Total General Monitors Transnational, LLC members’ equity	22,252	19,957
Noncontrolling interests	1,682	1,558

Total equity	23,934	21,515

Total liabilities and equity	27,474	26,166

See notes to condensed financial statements.

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Unaudited

	Nine Months Ended September 30
	2010	2009
Operating Activities
Net income	$5,483	$4,937
Depreciation and amortization	619	457
Equity income	(525)	(445)
Other noncurrent assets and liabilities	(492)	(28)
Other, net	(124)	76

Operating cash flow before changes in working capital	4,961	4,997

Trade receivables	(372)	953
Inventories	(348)	421
Accounts payable and accrued liabilities	99	9
Income taxes receivable, prepaid expenses and other current assets	131	90

(Increase) decrease in working capital	(490)	1,473

Cash flow from operating activities	4,471	6,470

Investing Activities
Property additions	(216)	(2,084)

Cash flow from investing activities	(216)	(2,084)

Financing Activities
Payments on debt, net	(1,473)	(1,856)

Distributions	(2,762)	(2,581)
Other financing	(251)	(180)

Cash flow from financing activities	(4,486)	(4,617)

Effect of exchange rate changes on cash	2	(1)

Decrease in cash and cash equivalents	(229)	(232)
Beginning cash and cash equivalents	6,478	4,142

Ending cash and cash equivalents	6,249	3,910

See notes to condensed financial statements.

GENERAL MONITORS TRANSNATIONAL, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

(1) Basis of Presentation

The condensed consolidated financial statements of General Monitors Transnational, LLC and subsidiaries (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements.

The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The other information in these financial statements is unaudited; however, we believe that all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of these interim periods have been included. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

The condensed consolidated financial statements include the accounts of the Company and all subsidiaries. Intercompany accounts and transactions have been eliminated.

(2) Comprehensive Income

Components of comprehensive income are as follows:

	Nine Months Ended September 30
(In thousands)	2010	2009
Net income	$5,483	$4,937
Foreign currency translation adjustments	(120)	76

Comprehensive income	5,363	5,013
Comprehensive income attributable to noncontrolling interests	(375)	(449)

Comprehensive income attributable to General Monitors Transnational, LLC	4,988	4,564

Components of accumulated other comprehensive (loss) income are as follows:

(In thousands)	September 30 2010	December 31 2009
Cumulative translation adjustments	$(70)	$14

(3) Goodwill and Intangible Assets

Changes in goodwill and intangible assets, net of accumulated amortization, during the nine months ended September 30, 2010 were as follows:

(In thousands)	Goodwill	Intangibles
Net balances at January 1, 2010	$2,906	$2,554
Amortization expense	—	(232)

Net balances at September 30, 2010	2,906	2,322

(4) Inventories

(In thousands)	September 30 2010	December 31 2009
Raw materials	$372	$421
Work in process	602	281
Raw materials and supplies	226	150

Total inventories	1,200	852

(5) Related-party Transactions

The Company transacts business with GMI and General Monitors International, Ireland (GMIL) which are affiliated through certain common ownership and management. The Company provides product components and finished products for resale. In addition GMT provides services for certain administrative, new product development and marketing and sales promotion services.

The Company transacts business with Wuxi General Monitors Co., Ltd. (Wuxi) which is affiliated through a 30 percent ownership by GMT. The Company provides product components and finished products for resale.

Related-party transactions for the nine months ended September 30, 2010 and 2009 were as follows:

(In thousands)	2010	2009
Sales and service revenue to affiliates (included in net sales and service revenue)	$19,041	$20,219
Cost of goods sold to affiliates (included in cost of products sold)	2,697	4,307
Purchases from affiliates*	873	554

*	Purchases from affiliates are generally charged to inventories and ultimately reported in cost of products sold.

Related-party balances at September 30, 2010 and December 31, 2009 were as follows:

(In thousands)	September 30 2010	December 31 2009
Net due from affiliates	$1,756	$1,045

(6) Income Taxes

The Company is a limited liability company with more than one member and, as such, is automatically taxed as a partnership. Accordingly, the members separately account for their pro rata share of the Company’s items of income deductions, losses and credits. The members may take distributions annually to pay for the applicable member’s share of annual taxes due. Certain subsidiaries of the Company are taxed as regular corporations.

(7) Contingencies

Self insurance of general liability: In the United States, the Company is self-insured for its general liability coverage up to $500,000 per claim. As of September 30, 2010, the Company is not aware of any amounts to be accrued as claims against the self-insured portion of the coverage.

Self-insurance of employee medical benefits: For most of the U.S. employees, the Company acts as a self-insurer for its medical, dental and vision claims, with stop-loss coverage for individual medical participant costs over $60,000 per year and an annual cap based on the number of employees. Medical expenses are included in Cost of Goods Sold or General and Administrative expenses, depending on which department the employee works for.

(8) Recently Adopted and Recently Issued Accounting Standards

In May 2009, and as updated in February 2010, the FASB issued a statement that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of the new statement on June 30, 2009 had no impact on the financial statements.

In June 2009, the FASB issued a new accounting pronouncement which revises the approach to determine the primary beneficiary of a variable interest entity (VIE) and requires more frequent reassessment of whether a VIE must be Consolidated. This accounting pronouncement is effective for the Company beginning in 2010. The adoption of the new standard had no impact on the financial statements.

In October 2009, the FASB issued a new accounting pronouncement which changes the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a consolidated unit. This accounting pronouncement requires significantly expanded disclosures related to a vendor’s multiple deliverable revenue arrangements and is effective for the Company beginning in 2011. The Company is currently evaluating the impact of this pronouncement.

In June 2009, the FASB issued a statement that amends the consolidation guidance applicable to variable interest entities. The adoption of this statement on January 1, 2010 did not have a material effect on our consolidated financial statements.

(9) Statement of Changes in Shareholders’ Equity

	Common Stock	Paid in Capital	Note Receivable	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Equity
Balance at December 31, 2009	$96	$10,300	$(185)	$9,732	$14	$1,558	$21,515
Net income	—	—	—	5,072	—	411	5,483
Distributions to stockholders	—			(2,762)	—	(251)	(3,013)
Collections on note receivable from member	—	—	69	—	—	—	69
Cumulative translation adjustments		—	—	—	(84)	(36)	(120)

Balance at September 30, 2010	96	10,300	(116)	12,042	(70)	1,682	23,934

	Common Stock	Paid in Capital	Note Receivable	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Equity
Balance at December 31, 2008	$96	$8,297	$(274)	$7,415	$(17)	$1,243	$16,760
Net income	—	—	—	4,511	—	426	4,937
Distributions to stockholders	—			(2,581)	—	(180)	(2,761)
Collections on note receivable from member	—	—	—	—	—	—	—
Cumulative translation adjustments	—	—	—	—	53	23	76

Balance at September 30, 2009	96	8,297	(274)	9,345	36	1,512	19,012

(10) Subsequent Events

On October 13, 2010, the Members of GMT and minority interest shareholders sold all of their ownership interests to Mine Safety Appliances Company (MSA). MSA paid approximately $87.0 million in cash consideration plus the payment of amounts outstanding under the Company’s term loan of approximately $1.2 million due to a bank. Approximately $12.0 million of the cash consideration is held in an escrow account to cover potential unrecorded liabilities as of the closing date. Amounts not disbursed to pay unrecorded liabilities will be released to the appropriate members and minority interest shareholders approximately 24 months after the transaction date.

Management has evaluated subsequent events through December 23, 2010, the date the financial statements were issued, and has concluded that all events that would require recognition or disclosure are appropriately reflected in the financial statements.